Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

CRAY INC.
(Exact name of registrant as specified in its charter)

WASHINGTON	93-0962605
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

901 Fifth Avenue, Suite 1000
Seattle, Washington 98164
(Address of Principal Executive Offices)

Cray Inc. 2009 Long-Term Equity Compensation Plan
(Full title of plan)

Kenneth W. Johnson
Senior Vice President, General Counsel and Corporate Secretary
CRAY INC.
901 Fifth Avenue, Suite 1000
Seattle, Washington 98164
Tel: (206) 701-2000
Fax: (206) 701-2500
(Name, address, telephone and facsimile numbers of agent for service)

Copy to:
L. John Stevenson, Jr.
Stoel Rives LLP
600 University Street, Suite 3600
Seattle, Washington 98101
Tel: (206) 624-0900
Fax: (206) 386-7500

     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Securities to Be	Amount to Be	Offering Price Per	Aggregate Offering	Registration
Registered	Registered (1)	Share (2)	Price (2)	Fee
Common Stock $0.01 par value	3,000,000 Shares	$3.785	$11,355,000	$633.61

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, also includes an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to such employee benefit plan as the result of any future stock split, stock dividend or similar adjustment of the registrant’s outstanding Common Stock.

(2)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and (c) under the Securities Act of 1933, based on the high and low sales prices for the Common Stock on the Nasdaq Global Market on May 13, 2009.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
Item 1. Plan Information. *
Item 2. Registrant Information and Employee Plan Annual Information. *

*
Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Act and the Note to Part I of Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents By Reference.
     The Securities and Exchange Commission (the “SEC” or the “Commission”) allows us to “incorporate by reference” our publicly filed reports into this registration statement which means that information included in those reports is considered part of this registration statement. Information that we file with the SEC after the date of this registration statement will automatically update and supersede the information contained in this registration statement. We incorporate by reference into this registration statement the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we have filed with the SEC a post-effective amendment to this registration statement indicating that we have sold all the shares offered hereby or have deregistered any shares then remaining unsold.
     The following documents filed with the SEC are incorporated into this statement by reference (other than any portions of the respective filings that were furnished pursuant to Item 2.02 or 7.01 of Current Reports on Form 8-K or other applicable SEC rules):
1)	Our Annual Report on Form 10-K for the year ended December 31, 2008;

2)	Our Definitive Proxy Statement for the 2009 Annual Meeting, as filed with the SEC on March 31, 2009;

3)	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009;

4)	Our Current Reports on Form 8-K filed on January 5, 2009, February 11, 2009, March 2, 2009 and April 30, 2009; and

5)
The description of our common stock set forth in our Registration Statement on Form SB-2 (Registration No. 33-95460-LA), including any amendment or report filed for the purpose of updating such description, as incorporated by reference in our Registration Statement on Form 8-A (Registration No. 0-26820), including the amendment thereto on Form 8-A/A.

     We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents. You should direct any requests for documents to Investor Relations, Cray Inc., 901 Fifth Avenue, Suite 1000, Seattle, Washington 98164, telephone (206) 701-2000.

Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Kenneth W. Johnson, our Senior Vice President, General Counsel and Corporate Secretary, is giving an opinion on the validity of the common shares that may be offered under the Cray Inc. 2009 Long-Term Equity Compensation Plan (the “Plan”). As of the date of this registration statement, Mr. Johnson held 48,559 shares of our common stock and options to purchase 54,174 shares of our common stock. Mr. Johnson is eligible to receive awards under the Plan.
Item 6. Indemnification of Directors and Officers.
     Article VII of our Restated Articles of Incorporation and Section 10 of our Restated Bylaws require indemnification of directors and permit indemnification of our officers, employees, and agents to the fullest extent permitted by the Washington Business Corporation Act (the “WBCA”). Sections 23B.08.500 through 23B.08.600 of the WBCA authorize a court to award, or a corporation’s board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended.
     Section 23B.08.320 of the WBCA authorizes a corporation to limit a director’s liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, self-dealing or illegal corporate loans or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Article VI of our Restated Articles of Incorporation contains provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director’s liability to us and our shareholders.
     In addition, we maintain directors’ and officers’ liability insurance to insure our liability under the above-described provision of our Articles of Incorporation and Bylaws and to cover us and our officers and directors for certain liabilities and defense costs, including those arising from claims under the securities laws.
Item 7. Exemption From Registration Claimed.
     Not applicable.
Item 8. Exhibits.

5	Opinion on Legality
10.1	2009 Long-Term Equity Compensation Plan*
23.1	Consent of Peterson Sullivan LLP, Independent Registered Public Accounting Firm
23.2	Consent of General Counsel (included in Exhibit 5)
24	Power of Attorney (included on signature page hereof)

*	Incorporated by reference to the Company’s definitive Proxy Statement for the 2009 Annual Meeting, as filed with the Commission on March 31, 2009.

Item 9. Undertakings.
     (a) The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on May 15, 2009.

CRAY INC.
By:	/s/ Peter J. Ungaro
Peter J. Ungaro
Chief Executive Officer and President

Power of Attorney
     Each of the undersigned hereby constitutes and appoints Peter J. Ungaro, Brian C. Henry and Kenneth W. Johnson, and each of them, the undersigned’s true and lawful attorney-in-fact and agent, with full power of substitution, for the undersigned and in his or her name, place and stead, in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement, and any other instruments or documents that said attorneys-in-fact and agents may deem necessary or advisable, to enable Cray Inc. to comply with the Securities Act of 1933, as amended, and any requirements of the Securities and Exchange Commission in respect thereof, and to file the same, with all exhibits thereto, with the Securities and Exchange Commission, in connection with the registration under the Securities Act, of shares of Common Stock of Cray Inc., issuable pursuant to the 2009 Long-Term Equity Compensation Plan, granting unto said attorneys-in-fact and agents and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that each such attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed by the following persons in the capacities indicated below on the 15th day of May, 2009:

Signature and Title

/s/ Peter J. Ungaro	/s/ Stephen C. Kiely

Peter J. Ungaro, Chief Executive Officer, President and Director	Stephen C. Kiely, Director

/s/ Brian C. Henry	/s/ Frank L. Lederman

Brian C. Henry, Principal Financial Officer	Frank L. Lederman, Director

/s/ Kenneth D. Roselli	/s/ Sally G. Narodick

Kenneth D. Roselli, Principal Accounting Officer	Sally G. Narodick, Director

/s/ John B. Jones, Jr.	/s/ Daniel C. Regis

John B. Jones, Jr., Director	Daniel C. Regis, Director

/w/ William C. Blake	/s/ Stephen C. Richards

William C. Blake, Director	Stephen C. Richards, Director